Exhibit 99.1

BINDING AGREEMENT BETWEEN

MULLEN AUTOMOTIVE, INC. AND DELPACK LOGISTICS LLC

I.	PURPOSE

This binding agreement (“Agreement”) is intended to facilitate an agreement between Mullen Automotive, Inc. (“Mullen”) and Delpack Logistics LLC (“DPL”) for the development, delivery, and purchase of Mullen Class One Electric Cargo Vans per DPL’s specifications and requirements.

II.	RECITALS

Whereas Mullen is an established electrical vehicle manufacturer with offices in California and an assembly facility in Tunica, Mississippi.

Whereas DPL is an Amazon Delivery Services Provider with offices in Indiana.

III.	PROJECT DESCRIPTION

A.	Following the execution of this Agreement, Mullen shall provide DPL with pilot vehicles for DPL to examine, drive, and/or test as required and/or deemed necessary by DPL.

B.	DPL will provide Mullen with any and all comments and/or suggestions, if any, (i.e. specifications, requirements, costing, etc.) and Mullen will modify the vehicles, if necessary per DLP’s specifications. DPL will place a purchase order for up to 600 Mullen Class One Electric Cargo Vans over the next eighteen (18) months.

C.	Mullen and DPL will negotiate the terms and conditions of said purchase order of the Mullen Class One Electric Cargo Vans, which will include a one-time special purchase price of $35,000.00 for the first 600 Mullen Class One Electric Cargo Vans, which will be fully homologated for the United States.

D.	The first 300 fully homologated for the United States Mullen Class One Electric Cargo Vans can be delivered to DPL by November 30, 2022 at the request of DPL.

E.	All Mullen Class One Electric Cargo Vans will be equipped with all airbags as required by United States standards and a cabin comfort package, including adjustable seats, cup holders, an infotainment system, and comfortable passenger seat. In addition, the Mullen Class One Electric Cargo Vans will carry an 80 kilowatt per hour battery pack.

BINDING AGREEMENT BETWEEN

MULLEN AUTOMOTIVE, INC. AND DELPACK LOGISTICS LLC

IV.	CONFIDENTIALITY

Mullen and DPL acknowledge and agree that the terms set forth in this Agreement, and any amendments, exhibits, if applicable, constitute “Confidential” and “Proprietary” information, and shall not be used, published, revealed, disclosed, directly or indirectly, to any other party without the written the consent of the party disclosing such information. The parties further acknowledge and agree that neither party shall disclose any “Confidential Information” received from the other during the course of its negotiations, without the prior written consent of the disclosing party. The term “Confidential Information” shall mean all information, data, and experience whether of a technical, engineering, operational, or economic nature obtained from a disclosing party, relating to the disclosing party’s business and may include, without limitation, a disclosing party’s information relating to its research and development, products, marketing plans or techniques, client lists, and any scientific or technical information, design, process, procedure, formula or know-how (whether or not patentable), financial data and employee information. Each receiving party understands that a violation of the obligations contained herein will cause irreparable injury to the disclosing party, and that money damages are not sufficient to compensate the disclosing party. Accordingly, each receiving party acknowledges and agrees that the disclosing party has the right to obtain injunctive relief, without the necessity of posting a bond, to prevent the actual or threatened breach of the obligation set forth hereinabove, and that this right is in addition to any other rights or remedies available to the disclosing party at law or at equity. For the purpose of this paragraph Confidential Information shall not include any information that was: (a) developed by the receiving party independently of the disclosing party’s Confidential Information as supported by the receiving party’s written record; (b) rightfully obtained without restriction by the receiving party from a third party; (c) publicly available other than through the fault or negligence of the receiving party; (d) disclosed to third parties without restriction by the disclosing party supported by the receiving party’s written records; (e) known to the receiving party at the time of its disclosure as supported by the receiving party’s written records; or (f) compelled to be disclosed by a government body or court with appropriate authority or jurisdiction requiring disclosure of the Confidential Information.

V.	EFFECT OF AGREEMENT

The validity of said proposed agreement is subject and conditioned upon the parties agreeing upon and reducing to writing all terms and conditions necessary and incidental to the validity of said proposed agreement.

VI.	EXPIRATION

This Agreement shall be accepted and agreed to on or before July 8, 2022, or it shall automatically terminate. Once executed, this Agreement shall remain in effect until the execution of a definitive agreement as contemplated by the parties. Notwithstanding the preceding, the binding provisions of this Agreement, Confidentiality, Severability, Assignment, and Governing Law shall survive the expiration of termination of this Agreement.

VII.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving regard to any applicable conflicts of law and principals. Any dispute hereunder shall be litigated exclusively in a court of competent jurisdiction located in the State of California.

VIII.	COUNTERPARTS

This Agreement may be executed in counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one agreement.

BINDING AGREEMENT BETWEEN

MULLEN AUTOMOTIVE, INC. AND DELPACK LOGISTICS LLC

IX.	SEVERABILITY

In the event any provision of this Agreement is found to be illegal, invalid, or unenforceable, such provision shall be severed from this Agreement, and will not affect the legality, validity, or enforceability of any other provision contained within this Agreement.

X.	ASSIGNMENT

This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, and subject to the terms contained herein, this Agreement shall be binding upon, and shall inure to the benefit of each party’s successors and permitted assigns.

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IN WITNESS WHEREOF, the duly authorized representatives of the undersigned parties have entered into this Agreement to be effective this [day] of [month], [year].

MULLEN AUTOMOTIVE, INC.

Dated:	7-8-2022	Name:	David Michery

		Signature:	/s/ David Michery

DELPACK LOGISTICS LLC

Dated:	7-8-2022	Name:	Eugene Goldberg

		Signature:	/s/ Eugene Goldberg